Exhibit 99.1

             Newpark Resources Reports First Quarter Earnings;
                       Sees Market Improvement Ahead

   METAIRIE, La., May 5 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned net income of $1,224,000, or $0.02 per diluted share, on revenue of $90.6 million for the quarter ended
March 31, 2003. This compares to net income of $521,000, or $0.01 per diluted share, on revenue of $75.1 million in the first quarter of 2002.
   James D. Cole, Newpark's Chairman and CEO commented, "We believe that this first quarter marks the beginning of the turnaround for our Gulf Coast businesses. The Gulf Coast market in the first quarter accounted for 62% of the Company's revenue where, historically, it would have constituted 70% of the total, indicative of the low level of activity in that market during the first quarter. We first saw improvement in the mat rental business beginning late in the fourth quarter of 2002 and that trend has continued. Many of our customers in the offshore Gulf of Mexico market have indicated that they will soon be starting back to work and we believe that further improvement will be seen across the remaining quarters of 2003."
   He continued, "We believe that a review of the sequential changes in our operations since the fourth quarter of 2002 is more relevant than year-over-year comparisons as the business model of each of the operating units has changed substantially, and we have focused our comments on the current market and its effects on our operating results."

   Drilling Fluids
   Revenue from drilling fluids increased by $1.2 million or 2% to $53.9 million from $52.7 million in the fourth quarter of 2002. First quarter operating contribution of $2.8 million was equal to 5.2% of revenue for the period, compared to $1.5 million or 2.9% margin in the preceding quarter. The sequential quarter improvement was the result of seasonal improvement in both revenue and operating income in the Western Canadian market and increased drilling activity in the Mid-Continent and West Texas regions of the U.S. "Newpark has focused on building a high-performance drilling fluids company that will be recognized as a performance and technology leader in the industry. As a consequence, we are highly leveraged to operations in the offshore Gulf of Mexico. Newpark has been awarded a substantial number of new projects for six key customers in this market during fiscal 2003 that in the aggregate should contribute half of this year's expected 30% revenue growth in the business unit. This premium work was slow to start in the first quarter, averaging 2.5 rigs working in that period. This was consistent with our expectations for the quarter and we have seen work for this group of customers accelerate during April. We expect that activity for this customer group will double in the second quarter as their projects begin," Mr. Cole said.

   Mat Rentals and Sales
   Mat rental and integrated services revenue increased to $23.5 million from $22.8 million in the preceding quarter while segment operating contribution and margin at $1.7 million and 7%, respectively, declined from $2.2 million and 9.7% on a change in mix of revenues. As previously reported by the Company, mat rental pricing in the Gulf Coast market began to improve late in the fourth quarter of 2002. Average rental pricing in the first quarter was $1.17 per square foot compared to $0.70 in the final quarter of 2002. Oilfield market pricing averaged $1.03, with higher rental rates in other markets adding $0.14 per square foot to the total. This accounted for a $2.7 million improvement in rental revenue in the period. Declines in composite mat sales and integrated services revenue offset most of the rental revenue gains. "Early indications are that pricing should remain stable due to the recent firming in customer activity and the benefit of this should begin to be seen in higher re-rentals (the extended rental accruing after the initial installation term) by the third quarter," Mr. Cole stated. Results for the first quarter included the sale of 1,500 Dura-Base(R) composite mats for use in Indonesia, marking the first shipment to Southeast Asia. A total of 1,600 units were sold in the recent quarter, compared to 2,600 in the fourth quarter of 2002.

   E&P Waste Disposal
   Waste Disposal revenue for the quarter totaled $13.2 million compared to $13.8 million in the fourth quarter of 2002. Operations contributed
$2.6 million to income, equal to a 19.8% margin, compared to an operating contribution of $2.9 million or 21% of revenue in the final quarter of 2002. Total E&P waste volume declined by 31,000 barrels to 871,000 in the first quarter on a 10% decline in Gulf Coast rig activity during the quarter. Receipts from the offshore market in the quarter continued at the 17,000 barrel per rig per year annualized rate experienced since the mid-2002 change in regulations affecting that market. Pricing remained stable at $13.00 per barrel. "First quarter receipts continued at substantially the same pace as the second half of last year on a decrease in drilling activity. We anticipate improving activity during the remainder of the year, and continue to believe that volume for the year will meet or exceed the 4 million barrel level implicit in our plans for this business unit," Mr. Cole stated.

   Cash Flow, Liquidity and Balance Sheet
   Newpark generated cash flow in the quarter of approximately $8 million including $5.3 million in depreciation and amortization charges. This, combined with $9 million of increased borrowings, was used principally to fund $6.5 million in capital expenditures and $6.6 million in net working capital additions, after a $4.7 million increase in cash at the end of the quarter. Capital expenditures were concentrated in the ongoing construction of a new, larger capacity barite mill in the Houston area supporting the Company's drilling fluids operations and expansion of the Cameron, Louisiana operating facility for the drilling fluids and waste disposal businesses. The amount of capital expenditures in subsequent quarters is expected to decline consistent with the company's $18.0 million plan for the year. Working capital additions were concentrated in inventory, and included the $11.2 million purchase, at a discount to the market, of the consigned barite inventory of a supplier exiting the business. This investment will be recaptured from operations during the next six to eight months. Other inventory additions in the period included $2.1 million of composite mats for resale, substantially completing the year's planned purchases in the quarter. "We expect that improving sales of Dura-Base(R) composite mats in 2003 will be a significant source of free cash flow that will be allocated to debt reduction in the period," commented Mr. Cole.
   Newpark ended the quarter with $46.5 million drawn against its $100 million credit facility and $37.7 million available after consideration of $15.8 million of letters of credit outstanding. Long-term debt comprised 36.8% of long term capital at the end of the period.
   Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

                 TWO PAGES OF FINANCIAL DATA TABLES FOLLOW

   The Company will host a conference call to discuss these results at 10:00 AM EDT on Tuesday, May 6. The conference call can be accessed by visiting Newpark's website at www.newpark.com .


   The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .


      Newpark Resources, Inc.
      Year-Ago Quarter Comparison
      (in thousands, except per share amounts)
                                                    1Q03               1Q02
      Revenue
      Drilling Fluids                             $53,929            $42,079
      E&P Waste Disposal                           13,165             11,064
      Mat & Integrated Services                    23,483             21,967
                                                  $90,577            $75,110
      Operating Income
      Drilling Fluids                              $2,813             $4,004
      E&P Waste Disposal                            2,609                554
      Mat & Integrated Services                     1,654              2,252
                                                    7,076              6,810

      Corporate G&A                                 1,195              1,517
      Foreign Currency  (gain) loss                  (277)                 4
      Interest Income                                (325)              (171)
      Interest Expense                              3,792              3,122
      Pre-Tax                                       2,691              2,338
      Income tax                                      996                842
      Net income                                    1,695              1,496
      Preferred Dividends                             471                975
      Net income to common                         $1,224               $521

      Common share equivalents, diluted            77,803             70,941
      Diluted EPS                                   $0.02              $0.01

      EBITDA
      Pre-tax                                      $2,691             $2,338
      Interest                                      3,792              3,122
      Depreciation & Amortization                   5,290              6,076
      Total                                       $11,773            $11,536
      % of Revenue                                  13.0%              15.4%

      Waste Data (in thousands, except
       per barrel amounts)
      E&P Waste Volume                                871                730
      Average Revenue per Barrel                   $13.03             $12.94

      E&P Revenue                                 $12,047            $10,105
      NORM                                            594                573
      Industrial                                      524                386
                                                  $13,165            $11,064

      Mat Rental Data - Gulf Coast (in millions,
       except per square foot amounts)
      Installation                                   $5.6               $2.0
      Re-rental                                       2.0                1.8
      Total                                          $7.6               $3.8

      Average price per square foot                 $1.17              $0.61
      Square feet installed                           4.8                3.2

      Drilling Fluids Data
      Average Rigs Serviced (North America)           154                122
      Annualized Rev. per Rig (000's)              $1,233             $1,382


   Consolidated Balance Sheets
   (Unaudited)                                   March 31,       December 31,
   (In thousands)                                  2003              2002

   ASSETS

   Current assets:
      Cash and cash equivalents                    $7,486             $2,725
      Trade accounts receivable, less allowance
       of $2,128 in 2003 and $2,102 in 2002        99,134             97,657
      Notes and other receivables                   3,943              3,307
      Inventories                                  69,040             55,473
      Deferred tax asset                           14,284             11,094
      Other current assets                         10,771             10,039
           Total current assets                   204,658            180,295

   Property, plant and equipment, at cost,
     net of accumulated depreciation              207,705            204,703
   Goodwill and other intangibles                 111,727            110,727
   Deferred tax asset                               6,056              8,950
   Other assets                                    38,822             37,581
                                                 $568,968           $542,256

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
      Foreign bank lines of credit                 $7,442             $6,621
      Notes payable and current maturities
       of long-term debt                            2,998              3,258
      Accounts payable                             42,891             35,568
      Accrued liabilities                          24,592             18,414
           Total current liabilities               77,923             63,861

   Long-term debt                                 180,259            172,049
   Other non-current liabilities                    1,588                923
   Commitments and contingencies                      ---                ---

   Stockholders' equity:
      Preferred Stock, $.01 par value,
       1,000,000 shares authorized,
       167,500 shares outstanding                  41,875             41,875
      Common Stock, $.01 par value,
       100,000,000 shares authorized,
        77,813,458 shares outstanding
        in 2003 and 77,710,192 in 2002                778                777
      Paid-in capital                             376,731            376,278
      Unearned restricted stock compensation         (236)              (281)
      Accumulated other comprehensive income        1,188               (864)
      Retained deficit                           (111,138)          (112,362)
           Total stockholders' equity             309,198            305,423
                                                 $568,968           $542,256

           Ratio of long-term debt
            to total capital                         36.8%              36.0%